Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JANUS CAPITAL GROUP INC.

Janus Capital Group Inc., formerly known as Stilwell Financial Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Janus Capital Group Inc. (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment to Paragraphs A, B and C of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be in the best interest of the Corporation and its shareholders and directing that the proposed amendment be considered at the next annual meeting of the stockholders.  As amended pursuant to such resolutions, Paragraphs A, B and C of Article FIFTH of the Amended and Restated Certificate of Incorporation shall be and read as follows:

A.                                   The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than three (3) and no more than eighteen (18) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed exclusively from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.  Commencing at the annual meeting of stockholders held in calendar year 2012 (the “2012 Annual Meeting”), each director shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting; PROVIDED, HOWEVER, each director elected at the annual meeting of stockholders in calendar year 2010 shall hold office until the annual meeting of stockholders in calendar year 2013, and each director elected at the annual meeting of stockholders in calendar year 2011 shall hold office until the annual meeting of stockholders in calendar year 2014.  In all such cases, each director shall hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier resignation or removal.

B.                                     Subject to the rights of any holder of any class or series of Preferred Stock then outstanding, any vacancy on the Board of Directors (whether because of death, resignation, retirement, removal, an increase in the number of directors, or any other cause) shall be filled exclusively by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders.  Each director so chosen shall hold office until the next succeeding annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

C.                                     Subject to the rights of holders of any class or series of Preferred Stock then outstanding, any director elected prior to the 2012 Annual Meeting may be removed from office by the stockholders only for cause and such removal shall require the affirmative vote of the majority of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”); PROVIDED, HOWEVER, that on and after the Trigger Date (as hereinafter defined in this Article FIFTH, Section D.2), such a director may be removed from office for cause only by the affirmative vote of the holders of at least seventy percent (70%) of the Voting Stock.  Any other director may be removed from office in accordance with Delaware Law.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the shareholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and by the Corporation’s Amended and Restated Certificate of Incorporation were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Janus Capital Group Inc. has caused this certificate to be signed by David W. Grawemeyer, its General Counsel and Executive Vice President, this 18th day of May 2012.

JANUS CAPITAL GROUP INC.

By:	/s/ David W. Grawemeyer
David W. Grawemeyer, General Counsel and Executive Vice President